Exhibit 12


                       RATIO OF EARNINGS TO FIXED CHARGES


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

                                                       At or For                        At or For                 At or For
                                                       Year Ended                   Six Months Ended              Year Ended
                                                      December 31,                    December 31,                 June 30,
                                      --------------------------------------- --------------------------- --------------------------
                                             2001        2000          1999          1998         1997         1998          1997
                                      --------------------------------------- --------------------------- --------------------------

                                                                                  (Dollars in thousands)
Earnings:
1. Income before income taxes              $28,233      $23,662      $20,695       $11,216      $10,538      $21,368       $15,091
2. Plus interest expense                    45,907       48,861       35,463        16,530       15,601       31,992        28,822
                                          --------     --------     --------      --------     --------     --------      --------
3. Earnings including interest on
     deposits                               74,140       72,523       56,158        27,746       26,139       53,360        43,913
4. Less interest on deposits                32,405       32,244       24,966        12,255       10,395       20,951        17,951
                                          --------     --------     --------      --------     --------     --------      --------
5. Earnings excluding interest on
     deposits                              $41,735      $40,279      $31,192       $15,491      $15,744      $32,409       $25,962
                                           =======      =======      =======       =======      =======      =======       =======

Fixed Charges:
6. Including interest on deposits and
     capitalized interest                  $45,907      $48,861      $35,463       $16,530      $15,601      $31,992       $28,822
7. Less interest on deposits (Line 4)       32,405       32,244       24,966        12,255       10,395       20,951        17,951
                                          --------     --------     --------      --------     --------     --------      --------
8. Excluding interest on deposits          $13,502      $16,617      $10,497      $  4,275     $  5,206      $11,041       $10,871
                                           =======      =======      =======      ========     ========      =======       =======

Ratio of earnings to fixed charges:
    Including interest on deposits
     (Line 3 divided by Line 6)               1.62         1.48         1.58          1.68         1.68         1.67          1.52
                                              ====         ====         ====          ====         ====         ====          ====
    Excluding interest on deposits
     (Line 5 divided  by Line 8)              3.09         2.42         2.97          3.62         3.02         2.94          2.39
                                              ====         ====         ====          ====         ====         ====          ====
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